CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 2 to Registration Statement No. 333-110548 of Hartford Life and Annuity Insurance Company
Separate Account VL I, on Form N-6, of our report dated March 26, 2004 relating to the statutory basis financial statements of Hartford Life and Annuity Insurance Company as of and for the years ended December 31, 2003 and 2002, and of our report dated February 25, 2004, relating to the statements of assets and liabilities of Hartford Life and Annuity Insurance Company Separate Account VL I as of December 31, 2003 and the related statements of operations for the year ended and the statements of changes in net assets for each of the two years ended December 31, 2003, both appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Statement of Additional Information.




Deloitte & Touche LLP
Hartford, Connecticut
July 15, 2004